Exhibit 10.01

5450 GREAT AMERICA PARKWAY SANTA CLARA, CALIFORNIA 95054

TEL 408.744.9500	WWW.HYPERION.COM	FAX 408.588.8500
December 12, 2005
Mr. David Odell
Chief Financial Officer
Hyperion Solutions Corporation
Re: Retention Bonus
Dear David,
Thank you once again for your willingness to ensure a smooth transition as we search for your replacement. It shows a high level of commitment to Hyperion as well as its employees, customers and stockholders.
This letter confirms that, in consideration of your willingness to remain as Hyperion’s Chief Financial Officer until January 31, 2006:
1.	Bonus – Your regular bonus for the first half of fiscal year 2006 will be paid no later than February 1, 2006, contingent as always on attainment of goals and the Company’s financial performance; and
2.	Retention Bonus – If you remain an employee through January 31, 2006 and perform your usual duties (e.g., closing the books for the second fiscal quarter, completing standard filings and participating in the second fiscal quarter’s earnings call), you will be paid an additional bonus of $50,000 no later than February 1, 2006.
3.	Housing and Travel – In addition, Hyperion will pay transitional housing and travel costs including airfare to and from Utah through January 31, 2006.

David, I very much appreciate your willingness to make a difference towards Hyperion’s success. I have thoroughly enjoyed working with you over the last several years and wish you the best as you start a new chapter in your life.
Sincerely,
/s/Godfrey Sullivan
Godfrey Sullivan for
Hyperion Solutions Corporation
Acknowledged by:
/s/David Odell

David Odell